Form N-SAR, Sub-Item 77D

Policies with respect to security investments

Nuveen California Dividend Advantage Municipal Fund

811-09161



The Board of the above referenced Fund approved changes to the Funds investment policies regarding AMT Bonds. The
Fund added an AMT policy that the Fund will invest no more than 20% in AMT-eligible municipal securities.